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                                  EXHIBIT 12.2

                         THE CHASE MANHATTAN CORPORATION

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                          (IN MILLIONS, EXCEPT RATIOS)

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                                                                                           Nine Months Ended
                                                                                          September 30, 2000
                                                                                          ------------------
EXCLUDING INTEREST ON DEPOSITS

Income before income taxes                                                                     $  5,130
                                                                                               --------

Fixed charges:
    Interest expense                                                                              4,921
    One-third of rents, net of income from subleases (a)                                            126
                                                                                               --------
Total fixed charges                                                                               5,047
                                                                                               --------

Less:  Equity in undistributed income of affiliates                                                 (55)
                                                                                               --------

Earnings before taxes and fixed charges, excluding capitalized interest                        $ 10,122
                                                                                               ========


Fixed charges, as above                                                                        $  5,047

Preferred stock dividends                                                                            46
                                                                                               --------

Fixed charges including preferred stock dividends                                              $  5,093
                                                                                               ========

Ratio of earnings to fixed charges and
    preferred stock dividend requirements                                                          1.99
                                                                                               ========

INCLUDING INTEREST ON DEPOSITS

Fixed charges including preferred stock dividends, as above                                    $  5,093

Add:  Interest on deposits                                                                        6,302
                                                                                               --------

Total fixed charges including preferred stock
   dividends and interest on deposits                                                          $ 11,395
                                                                                               ========

Earnings before taxes and fixed charges, excluding capitalized interest, as above              $ 10,122

Add:  Interest on deposits                                                                        6,302
                                                                                               --------

Total earnings before taxes, fixed charges and interest on deposits                            $ 16,424
                                                                                               ========

Ratio of earnings to fixed charges
    and preferred stock dividend requirements                                                      1.44
                                                                                               ========
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(a) The proportion deemed representative of the interest factor.